Exhibit 10.25

COMMON STOCK AND WARRANT PURCHASE AGREEMENT

This Common Stock and Warrant Purchase Agreement (this “Agreement”) is made as of October 17, 2007 (the “Execution Date”), by and among

O2Diesel Corporation, a Delaware corporation, with file number 3857061 and publicly traded on the American Stock Exchange and having its Principal Executive Offices at 100 Commerce Drive, Suite 301, Newark, Delaware 19713 (the “Company”),

and

Energenics Holdings Pte Ltd, a company incorporated in Singapore with registration number 200612991G and having its registered office at 7 Temasek Bvd, #04-01A Suntec Tower One, Singapore 038987 (the “Purchaser”).

In consideration of the mutual promises and covenants herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.             AUTHORIZATION AND SALE OF COMMON STOCK AND WARRANTS

1.1          Authorization of Common Stock and Warrants.

(a)       The Company has authorized the sale and issuance to the Purchaser of 2,551,020 shares (the “Shares”) of its Common Stock, par value $ 0.0001 per share (the “Common Stock”), and a warrant to purchase up to 1,275,510 shares of Common Stock at a price per share of US$0.50 (the “Investment Warrant”), such Investment Warrant having the terms set forth in the form attached hereto as Exhibit A.

(b)       In connection with the Purchaser’s purchase from the Company of the Company’s equity interest in O2Diesel Asia Limited (the “Joint Venture Transaction”), the Company has authorized the sale and issuance to the Purchaser of a warrant to purchase up to 1,500,000 shares of Common Stock at a price per share of US$0.50 (the “JV Warrant”), such JV Warrant having the terms set forth in the form attached hereto as Exhibit B.

(c)       In connection with an investment by the Purchaser in the development of the geographic market served by the Purchaser pursuant to that certain Supply and Distribution Agreement, by and between the Company and Energenics Pte Ltd, an affiliate of the Purchaser (“Energenics”), dated as of September 15, 2006 (the “Supply Agreement”), the Company has authorized the sale and issuance to the Purchaser of additional warrants to purchase up to an aggregate of 6,500,000 shares of Common Stock at a price per share equal to the lesser of (i) US$0.50, or (ii) 106% of the closing price per share (rounded to the nearest cent) of the Company’s Common Stock on the American Stock Exchange or, if the Company’s Common Stock is not listed on the American Stock Exchange, the closing price or bid per share on such other national securities exchange or quotation system upon which the Company’s Common Stock is listed or quoted, on the date such warrants are earned as described below (the “Market Development Warrants,” and collectively with the Investment Warrant and the JV Warrant, the

[*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.  OMITTED TEXT IS INDICATED BY A “*”.

“Warrants”), such Market Development Warrants having the terms set forth in the form attached hereto as Exhibits C, D and E and the issuance of such Market Development Warrants to be conditioned upon the following purchases of O2D05 or equivalent, pursuant to the Supply Agreement:

Purchases (in liters)	Warrant Coverage
*	1,750,000
*	2,250,000
*	2,500,000

“Purchases” shall mean the total cumulative amount of liters of O2D05 or equivalent purchased by the Purchaser since September 15, 2006 against which Purchaser or Energenics has made full and timely payment, in accordance with the Company’s payment terms.  “Warrant Coverage” shall mean the number of shares of Common Stock purchasable pursuant to a Market Development Warrant issuable to Purchaser for the corresponding amount of Purchases.  The volumes of Purchases above are applicable to a Treat-rate of * parts per million.  If the Treat-rates decrease, then the amounts required to achieve the next level of Purchases shall also be decreased by the same percentage as the percentage decrease in the Treat-rate.  The “Treat-rate” for the purposes of this Schedule shall mean the volume of the O2D05 or equivalent required to stabilize one blended unit of ethanol diesel fuel.

1.2          Sale and Issuance of Shares.  Subject to the terms and conditions hereof, the Company shall issue and sell to the Purchaser and the Purchaser will buy from the Company the Shares at a per share purchase price of US$0.49 (the “Per Share Price”), and at the aggregate purchase price of US$1,249,999.80 (the “Purchase Price”).  The calculation of the Per Share Price consists of 105% of the closing price per share of the Company’s Common Stock on the American Stock Exchange on the day before to the date hereof.

1.3          Sale and Issuance of Investment Warrant.  As further consideration for the Purchaser’s purchase from the Company of the Shares, and subject to the terms hereof, at the Closing, the Company shall issue to the Purchaser the Investment Warrant.

1.4          Issuance of JV Warrant.  In consideration of the Purchaser’s purchase from the Company of the Company’s interest in O2Diesel Asia Limited, and subject to the terms hereof, the Company shall issue to the Purchaser the JV Warrant within thirty business days after the receipt by the Company from the Purchaser or Energenics at or after the Closing of:

(i) a purchase order for a quantity of O2D05 or the equivalent that, together with all other purchase orders received by the Company from the Purchaser or Energenics at or after the Closing, totals * liters or more (collectively, the “Purchase Orders”), and

(ii) full and timely payment on all Purchase Orders in accordance with the Company’s payment terms.

1.5          Issuance of Market Development Warrant.  Upon the achievement by the Purchaser and/or Energenics of any of the three levels of Purchases as described in Section 1.1(c) above, within thirty business days after achievement of such level, the Company shall issue to the Purchaser a Market Development Warrant that includes the Warrant Coverage corresponding to the level of Purchases achieved.  By way of example, if on January 1, 2008 Purchaser makes an order for * liters which, together with all other orders made by Purchaser after the Closing, totals * liters, then Purchaser shall receive a Market Development Warrant covering 2,250,000 shares of Common Stock.  Further, the Company would have previously issued to Purchaser a Market Development Warrant covering 1,750,000 shares of Common Stock for having achieving total Purchases of * liters.

2.             CLOSING DATE; DELIVERY

2.1          Closing Date.  It is anticipated that the purchase and sale of the Shares hereunder shall be consummated at a closing (the “Closing”) held at the offices of Arnold & Porter LLP, 1600 Tysons Boulevard, Suite 900, McLean, VA 22102 on October 26, 2007, at 10:00 a.m., local time, or at such other date, time and place upon which the Company and the Purchaser shall agree (the date and time of the Closing is hereinafter referred to as the “Closing Date”).

2.2          Delivery and Payment.

(a)   At the Closing, the Company will deliver to the Purchaser a certificate or certificates, registered in the Purchaser’s name, representing the Shares to be purchased by the Purchaser at the Closing.

(b)   At the Closing, the Purchaser will deliver to the Company the following:

(i)                                     payment of the Purchase Price, by wire transfer per the Company’s instructions; and

(ii)                                  an irrevocable purchase order made by Energenics for 1,000,000 liters of O2DO5, which purchase order shall be backed by an irrevocable letter of credit reasonably acceptable to the Company.

2.3          Escrow of Funds Pending Closing.  Concurrent with the execution of this Agreement, the Purchaser will tender to legal counsel for the Company funds equal to the Purchase Price for the Shares.  Such funds will be held by such counsel in escrow pending notice by the Company and Purchaser of the Closing.  If the Closing has not occurred by the termination date specified in Section 9.1, the parties will instruct counsel to return the funds to the Purchaser.  Such funds shall be delivered to Arnold & Porter LLP, 1600 Tysons Boulevard, McLean, Virginia  22102, Attn.:  Kevin J. Lavin, Esq. by wire transfer to the following account:

Account Name:	Arnold & Porter LLP Client Trust Account
Account No.	3700 3879
ABA No.	254 07 0116
Bank Name:	Citibank FSB
1101 Pennsylvania Avenue, NW
Washington, DC 20004
Note:	O2Diesel Corporation / Equity Subscription

3.             REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that, as of the Closing Date:

3.1          Organization and Standing; Certificate of Incorporation and Bylaws.  The Company is a corporation duly organized and existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws.  The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement, to sell and to issue the Shares and the Warrants hereunder, and to issue the shares of Common Stock issuable upon exercise of the Warrants.

3.2          Disclosure Documents.  The Disclosure Documents (as hereinafter defined) are true, correct and complete in all material respects, and do not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Since the respective dates as of which information was given in the Disclosure Documents, except as otherwise stated therein, there has been no material adverse change in the financial condition, or in the results of operations or affairs of the Company.

4.             REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company as follows:

4.1          Preexisting Relationship with Company; Business and Financial Experience.  By reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with the Company and who are not compensated by the Company, the Purchaser has the capacity to protect its own interests in connection with the purchase of the Shares, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants.  Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (“Securities Act”).

4.2          Investment Intent; Blue Sky.  It is acquiring the Shares, the Warrants and any shares of Common Stock issued upon exercise of the Warrants for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof.  It understands that the issuance of the Shares, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent and the accuracy of the Purchaser’s representations as expressed herein.  The Purchaser’s address set forth herein represents the Purchaser’s true and correct state of domicile, upon which the Company may rely for the purpose of complying with applicable “Blue Sky” laws.

4.3          Rule 144.  It acknowledges that the Shares, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.  It is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in a transaction directly with a “market maker,” and the number of shares being sold during any three-month period not exceeding specified limitations.

4.4          Restrictions on Transfer; Restrictive Legends.  It understands that the transfer of the Shares, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants is restricted by applicable state and Federal securities laws and by the provisions of this Agreement, and that the certificates representing the Shares, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants will be imprinted with legends in the following form restricting transfer except in compliance therewith:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE HOLDER FOR ITS OWN ACCOUNT, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO THE DISTRIBUTION OF SUCH SECURITIES.  THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND COMPLIANCE WITH SUCH STATE SECURITIES LAWS, (II) IN COMPLIANCE WITH RULE 144 UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR (III) UPON THE DELIVERY TO O2DIESEL CORPORATION (THE “COMPANY”) OF AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND/ OR COMPLIANCE IS NOT REQUIRED.

Without in any way limiting the above, the Purchaser agrees not to make any disposition of all or any portion of the Shares, the Warrants or any shares of Common Stock issued upon exercise of the Warrants unless and until twelve (12) months after the Closing Date.  Notwithstanding anything to the contrary, the legend requirements shall terminate when (i) the security has been effectively registered under the Securities Act and disposed of pursuant thereto, or (ii) the Company shall have received an opinion of counsel reasonably satisfactory to it that such legend is not required in order to insure compliance with the Securities Act.

4.5          Access to Data; Disclosure Documents.  Purchaser acknowledges that it has received all such information as Purchaser deems necessary and appropriate to enable it to evaluate the financial risk inherent in making an investment in the Shares, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants, including but not limited to the Company’s reports filed under the Securities Exchange Act of 1934, as amended (“Exchange Act”), with the SEC (“Disclosure Documents”).  Purchaser further acknowledges that Purchaser has (a) received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof, and (b) been given the opportunity to meet with management of the Company.  Purchaser has relied solely upon the

Disclosure Documents, advice of its representatives, if any, and independent investigations made by the Purchaser and/or its representatives, if any, in making the decision to purchase the Shares, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants and acknowledges that no representations or agreements other than those set forth in this Agreement have been made to the Purchaser in respect thereto.

4.6          Authorization.  All action on the part of the Purchaser’s partners, members, board of directors, and stockholders, as applicable, necessary for the authorization, execution, delivery and performance of this Agreement by the Purchaser, the purchase of and payment for the Shares and the Warrants and the performance of all of the Purchaser’s obligations under this Agreement have been taken or will be taken prior to the Closing.

5.             COVENANTS.

5.1          Registration.

(a)           The Company agrees it shall include the Shares and all shares of Common Stock issued or issuable upon the exercise of the Warrants, including the Common Stock issued pursuant to recapitalizations, stock splits, stock dividends and similar distributions with respect to such shares (the “Registrable Securities”) on the first new registration statement on Form S-3 filed by the Company after January 1, 2008 (the “Registration Statement”) under the Securities Act with the SEC, qualify the Registrable Securities under all applicable state securities laws and include such Registrable Securities in all other applicable compliance, which registration, qualification and compliance shall in no event be later than one year following the Closing Date (“Deadline”).  The Company will pay to the Purchaser, in cash or shares of Common Stock at the Company’s discretion, 1% of the Purchase Price as liquidated damages for every month after the Deadline that it takes for the Registration Statement to be declared effective; provided that the maximum aggregate liquidated damages payable to the Purchaser under this Section 5.1(a) shall not exceed eight percent (8%) of the Purchase Price.  If a Registration Statement is not declared effective eighteen (18) months following the Closing Date, the registration rights set forth in this Section 5.2 may be transferred to any transferee of Registrable Securities.

(b)           The Company will use its reasonable best efforts to cause such Registration Statements to become effective within ninety (90) days from filing, or one hundred twenty (120) days from filing, if such Registration Statement is subject to review by the staff of the SEC, in each case from the initial filing thereof.

(c)           All the costs and expenses incurred in connection with the registration of the Shares and the shares of Common Stock issuable upon exercise of the Warrants.

6.             INDEMNIFICATION

6.1          Indemnification by the Company.  The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless the Purchaser, and each subsequent holder of the Registrable Securities (each a “Holder,” and collectively, the “Holders”), the officers, directors, members, partners, agents, brokers (including brokers who offer and sell Registrable Securities as principal as a result of a pledge or any failure to perform under a margin call of Common Stock), investment advisors and employees (and any other persons with a functionally equivalent role of a person holding such titles, notwithstanding a lack of such title or any other title) of each of them, each person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, shareholders, partners, agents and employees (and any other persons with a functionally equivalent role of a person holding such titles, notwithstanding a lack of such title or any other title) of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (2) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except to the extent, but only to the extent, that (i) such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in a Registration Statement, such prospectus or such form of prospectus or in any amendment or supplement thereto or (ii) the use by such Holder of an outdated or defective prospectus after the Company has notified such Holder in writing that the prospectus is outdated or defective.  The Company shall notify the Holders promptly of the institution, threat or assertion of any an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened (“Proceeding”) arising from or in connection with the transactions contemplated by this Agreement of which the Company is aware.

6.2          Indemnification by Holders.  Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, to the extent arising out of or based solely upon:  (x) such Holder’s failure to comply with the prospectus delivery requirements of the Securities Act or (y) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (i) to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by such Holder to the Company specifically for inclusion in such Registration Statement or such prospectus or (ii) to the extent that such information relates to such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in a Registration Statement, such prospectus or such form of prospectus or in any amendment or supplement thereto or (ii) the use by such Holder of an outdated or defective prospectus after the Company has notified such Holder in writing that the prospectus is outdated or defective. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

6.3          Conduct of Indemnification Proceedings.  If any Proceeding shall be brought or asserted against any person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless:  (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed within thirty days of written notice to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and counsel to the Indemnified Party shall reasonably believe that a material conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of no more than one separate counsel shall be at the expense of the Indemnifying Party).  The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

Subject to the terms of this Agreement, all reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten business days of written notice thereof to the Indemnifying Party; provided, that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is judicially determined to be not entitled to indemnification hereunder.

7.             CONDITIONS TO CLOSING OF THE PURCHASER

The Purchaser’s obligation to purchase the Shares and the Warrants is, unless waived in writing by the Purchaser, subject to the fulfillment as of the date of Closing of the following conditions:

7.1          Representations and Warranties Correct.  The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the date of the Closing.

7.2          Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with.

7.3          Listing.  The Shares and shares of Common Stock issuable upon exercise of the Warrants shall have been authorized for listing on the AMEX, subject to official notice of issuance.

7.4          Compliance and Incumbency Certificates.  The Company shall have delivered to the Purchaser a certificate of the Company, executed by the Chief Executive Officer of the Company, dated as of the date of the Closing and certifying to the fulfillment of the conditions specified in Sections 7.1 and 7.2 of this Agreement.

7.5          Execution of Joint Venture Shareholders Agreement.  Each of the Company, O2Diesel Europe Limited and O2Diesel Asia Limited shall have executed and delivered to the Purchaser a mutually agreeable Shareholders Agreement between O2Diesel Europe Limited, the Company, the Purchaser and O2Diesel Asia Limited establishing, among other things, the rights and duties among the shareholders of O2Diesel Asia Limited.

7.6          Execution of Joint Venture License Agreement.  Each of O2Diesel Europe Limited, O2Diesel Asia Limited shall have executed and delivered to O2Diesel Asia Limited a mutually agreeable License Agreement licensing certain of O2Diesel Europe Limited’s intellectual property with respect to O2DO5.

7.7          Transfer of Shares of O2Diesel Asia Limited.  O2Diesel Europe Limited and the Company shall together have tendered for transfer to the Purchaser 50 Ordinary Shares of O2Diesel Asia Limited.

8.             CONDITIONS TO CLOSING OF THE COMPANY

The Company’s obligation to sell and issue the Shares and the Warrants is, unless waived in writing by the Company, subject to the fulfillment as of the date of Closing of the following conditions:

8.1          Representations and Warranties Correct.  The representations made in Section 4 hereof by the Purchasers shall be true and correct in all material respects as of the date of Closing.

8.2          Covenants.  All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Purchaser on or prior to the date of Closing shall have been performed or complied with in all material respects.

8.3          Listing.  The Shares and shares of Common Stock issuable upon exercise of the Warrants shall have been authorized for listing on the American Stock Exchange, subject to official notice of issuance.

8.4          Execution of Joint Venture Shareholders Agreement.  The Purchaser shall have executed and delivered to the Company a mutually agreeable Shareholders Agreement between O2Diesel Europe Limited, the Company, the Purchaser and O2Diesel Asia Limited establishing, among other things, the rights and duties among the shareholders of O2Diesel Asia Limited.

8.5          Execution of Other License Agreement.  O2Diesel Asia Limited shall have executed and delivered to the Company a mutually agreeable License Agreement between O2Diesel Asia Limited and the Company sublicensing certain of O2Diesel Europe Limited’s intellectual property with respect to O2DO5.

8.6          Payment for Transfer of Shares of O2Diesel Asia Limited.  The Purchaser shall have tendered US$750,000 as payment for the transfer of 50 Ordinary Shares of O2Diesel Asia Limited from O2Diesel Europe Limited and the Company.

9.             MISCELLANEOUS

9.1          Termination.  This Agreement may be terminated (a) by mutual agreement of the Company and the Purchaser at any time or (b) by either the Company or the Purchaser if the Closing shall not have occurred by the thirtieth (30th) day following the date of this Agreement.  If this Agreement is terminated in accordance with this Section 9.1 and the transactions contemplated hereby are not consummated, (i) this Agreement shall become null and void and of no further force and effect except that the terms and provisions of this Section 9 shall survive the termination of this Agreement and (ii) any termination of this Agreement shall not relieve any party hereto from any liability for any willful breach of its obligations hereunder.

9.2          Governing Law.  This Agreement shall be governed in all respects by the internal laws of the State of Delaware without regard to conflict of laws provisions.

9.3          Survival.  The warranties, representations, and covenants of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and Closing.

9.4          Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.5          Entire Agreement; Amendment.  This Agreement, including the exhibits hereto, constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Purchaser.

9.6          Notices, etc.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by facsimile transmission, by hand or by messenger, addressed:

(a)           if to the Purchaser, to:

Energenics Holdings Pte Limited

7 Temasek Boulevard

Suntec City Tower 1 #04-01A

Singapore 038987

Attn:       Ronen Hazarika

Fax:         +65 6415 1656

(b)           if to the Company, to:

O2Diesel Corporation

100 Commerce Drive

Suite 300

Newark, Delaware 19713

Attn:  Alan Rae

Fax:         302-266-7076

or at such other address as the Company shall have furnished to the Purchasers, with a copy to:

Arnold & Porter, LLP

1600 Tysons Blvd.

Suite 900

McLean, Virginia 22102

Attn:  Kevin J. Lavin

Fax:    703-720-7399

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when received if delivered personally, if sent by facsimile, the first business day after the date of confirmation that the facsimile has been successfully transmitted to the facsimile number for the party notified, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

9.7          Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default of another party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.8          Expenses.  The Company and the Purchasers shall bear their own expenses incurred on their own behalf with respect to this Agreement and the transactions contemplated hereby.

9.9          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one instrument.

9.10        Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, which shall be replaced with an enforceable provision closest in intent and economic effect as the severed provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

9.11        Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.12        Designation of Forum and Consent to Jurisdiction.  The parties hereto (i) designate the courts of the State of Delaware as the forum where all matters pertaining to this Agreement may be adjudicated, and (ii) by the foregoing designation, consent to the exclusive jurisdiction and venue of such courts for the purpose of adjudicating all matters pertaining to this Agreement.

9.13        Waiver of Jury Trial.  Each of the parties hereto waives any right it may have to have a jury participate in resolving any dispute arising out of or related to this Agreement.  Instead, any such disputes resolved in court shall be resolved in a bench trial without a jury.

[Remainder of Page Intentionally Left Blank]

The foregoing agreement is hereby executed effective as of the date first set forth above.

O2DIESEL CORPORATION

By:	/s/ Alan R. Rae
Name:	Alan R. Rae
Title:	Chief Executive Officer

ENERGENICS HOLDINGS PTE LTD

By:	/s/ Ronen Hazarika
Name:	Ronen Hazarika
Title:	Director

[Signature Page to Common Stock and Warrant Purchase Agreement]